UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2024

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

321 Farmington Road, Mocksville, North Carolina (Address of Principal Executive Office)	27028 (Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, $0.00001 par value	XXII	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on April 8, 2024, the Company and certain investors (the “Investors”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) relating to the issuance and sale of shares of common stock (or pre-funded warrants in lieu of common stock) pursuant to a registered direct offering and a private placement of warrants to purchase shares of common stock (collectively, the “Offering”). The Investors purchased approximately $4.2 million of shares and warrants, consisting of an aggregate of 1,855,000 shares of common stock, pre-funded warrants to purchase 125,000 shares of common stock and warrants to purchase 1,980,000 shares of common stock, at a purchase price of $2.14 per share and accompanying warrant. The warrants are exercisable after the Stockholder Approval Date (as defined in the Securities Purchase Agreement) at an exercise price of $2.14 per share of common stock, expire on the date that is five (5) years after the Stockholder Approval Date and are subject to adjustment in certain circumstances, including upon any subsequent equity sales at a price per share lower than the then effective exercise price of such warrants, then such exercise price shall be lowered to such price at which the shares were offered. The pre-funded warrants are exerciseable immediately upon issuance at an execise price of $0.00001. The Offering closed on April 9, 2024.

The net proceeds to the Company from the Offering, after deducting the fees of Dawson James Securities, Inc. (the “Placement Agent”) and the Company’s estimated offering expenses, were approximately $3.9 million.

The common stock and pre-funded warrants (and shares issuable upon exercise of the pre-funded warrants) were offered and sold pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-270473) previously filed with the Securities and Exchange Commission and declared effective on March 31, 2023, the base prospectus included therein and a related prospectus supplement to be filed. The warrants and shares issuable upon conversion are being issued in a private placement and were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder. The Company has agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Investors of the shares issued and issuable upon exercise of the warrants within 10 trading days of the date of the Securities Purchase Agreement.

The shares issuable upon exercise of the warrants will be subject to stockholder approval. The Company has agreed to hold an annual or special meeting of stockholders within 90 days following the Closing Date (as defined in the Securities Purchase Agreement) to have stockholders approve the issuance of the shares of common stock underlying the warrants pursuant to applicable Nasdaq rules.

The Company agreed to pay the Placement Agent a cash fee of 6.0% of the gross proceeds from the Offering, an additional 6.0% cash fee of any cash exercise of the warrants and to reimburse the Placement Agent for its expenses, including the reimbursement of legal fees up to an aggregate of $50,000. In addition, the Company issued an aggregate of 118,800 placement agent warrants to the Placement Agent and its designees with substantially the same terms as the warrants to the Investors, except that the placement agent warrants will terminate five years following the commencement of sales of the Offering and have an exercise price of $2.675.

The foregoing summaries of the terms of the Securities Purchase Agreement, warrants, pre-funded warrants and placement agent warrrants are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.1 and 4.1, 4.2 and 4.3, respectively, and incorporated herein by reference. The provisions of the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or as stated therein and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to the documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

A copy of the opinion of Foley & Lardner LLP relating to the legality of the issuance and sale of the shares of common stock is attached hereto as Exhibit 5.1.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 4.1	Form of Common Warrant.
Exhibit 4.2	Form of Pre-Funded Warrant.
Exhibit 4.3	Form of Placement Agent Warrant.
Exhibit 5.1	Opinion of Foley & Lardner LLP.
Exhibit 10.1	Form of Securities Purchase Agreement, dated April 8, 2024, by and between 22nd Century Group, Inc. and each of the Purchasers (as defined therein).
Exhibit 104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Lawrence Firestone
Date: April 9, 2024	Lawrence Firestone
Chief Executive Officer